Bread Financial | April 27, 2023 1 ($ in millions, except per share amounts) First Quarter 2023 Net income $455 Earnings per Diluted Share $9.08 Bread Financial Reports First Quarter 2023 Results CEO COMMENTARY “Bread Financial made great progress in the first quarter as we built our capital above our minimum target level, continued to onboard new business, and continued to achieve positive pretax pre-provision earnings (PPNR) growth. Tangible common equity of $1.9 billion grew 21% year-over-year, enabling us to nearly triple our TCE/TA ratio to 9.1% over the past three years. We are pleased with our progress on the financial transformation of our company and we remain focused on continued improvement. Our strengthened balance sheet provides increased flexibility and financial resilience, supporting our ability to grow responsibly. “As macroeconomic uncertainty continues, we are closely monitoring the impact of persistent inflation on consumers. We have observed a moderate shift toward non-discretionary spending with payment rates approaching pre-pandemic levels, and consequently, we continue to proactively adjust our underwriting and credit management accordingly. While our first quarter credit metrics were elevated by the transition of our credit card processing services in June 2022, and related favorable customer accommodations made in the second half of 2022, delinquencies are in line with the assumptions supporting our full year 2023 financial outlook. Our seasoned leadership team is experienced in responsibly managing through varied credit cycles and market conditions. “Bread Financial's long-term business strategy is rooted in our commitment to make responsible decisions that drive sustainable, profitable growth and build long-term value for our stakeholders.” - Ralph Andretta, president and chief executive officer COLUMBUS, Ohio, April 27, 2023 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the first quarter ended March 31, 2023. • First quarter net income was $455 million, or $9.08 per diluted share, with a $230 million pretax gain on portfolio sale and a pretax reserve release of $235 million due primarily to the sale of the BJ's Wholesale Club portfolio in February. • First quarter revenue was $1,289 million, up $368 million, or 40%, and up 15%, excluding the gain on portfolio sale versus the first quarter of 2022. • As expected, credit metrics were impacted in the first quarter due to the June 2022 transition of our credit card processing services, with a delinquency rate of 5.7% and a net loss rate of 7.0%. • Total tangible common equity / tangible assets (TCE/TA) ratio increased to 9.1%. “Despite the recent volatility in the banking sector, disciplined financial oversight enabled Bread Financial to continue to execute on our strategic initiatives with ample liquidity and funding. In the first quarter, our Bread Savings™ direct-to- consumer deposit performance remained positive, increasing $2.1 billion, or 58% year-over-year and 3% from year-end. Growth and momentum continued during the last two weeks of March when many banks experienced outflows. Since the launch of our retail platform in 2019, direct-to-consumer deposits have increased to $5.6 billion and comprised 28% of our total funding in the quarter, with an expectation for continued growth. Given the broad cross-section of our depositor base, more than 90% of our total deposits are within the FDIC insurance limits. We remain confident in our liquidity and ability to support our long-term growth by further broadening our funding base,” said Ralph Andretta, president and chief executive officer of Bread Financial. “Our 2023 focus areas include four pillars underpinning our business strategy: growing responsibly, strengthening our balance sheet, optimizing data and technology, and investing in mobile and digital advancements. Our business development pipeline remains active with successful first quarter new partner launches including The Cleveland Cavaliers, Michaels, The New York Yankees, and World Market. Also, we are pleased to announce the extension of our long- standing relationship with Signet, the world’s largest retailer of diamond jewelry. Our five largest brand partners are now each secured through at least 2028. Additionally, we continue to enhance our capital position and refine our funding structure to strengthen our balance sheet. "Following last year’s significant technology investments, we are now focused on leveraging these innovative new capabilities to create additional value, platform optimization, and speed-to-market. We recently received industry recognition for our Bread Cashback™ card launch, which won a fintech innovation award for 'Best Credit Card Payments Solution.' We will remain disciplined while continuing to invest strategically in long-term, sustainable, and profitable growth," Andretta noted. Business Update Exhibit 99.1

Bread Financial | April 27, 2023 2 2023 Full Year Outlook • Our 2023 full year outlook remains unchanged from our guidance provided in January 2023. • Macroeconomic Assumptions: “Our outlook assumes a more challenging macroeconomic landscape with continued inflationary pressures and an unemployment rate gradually moving to the mid-to-upper 4% range by year-end 2023. Our outlook continues to assume that interest rate increases by the Federal Reserve will result in a nominal benefit to total net interest income. • Average Loan Growth: “Based on our new and renewed brand partner announcements, visibility into our pipeline, and the current economic outlook, we expect full year 2023 average credit card and other loans to grow at a mid-single digit rate relative to 2022. • Total Revenue: “Total revenue growth for 2023, excluding the gain on portfolio sale, is anticipated to align with average loan growth, with a full year net interest margin similar to 2022. • Total Expenses: “As a result of ongoing investments in technology modernization, marketing, and product innovation, along with continued portfolio growth, we anticipate an increase in total full year expenses versus 2022, although the pace of growth is projected to decelerate versus the 2022 rate. We remain focused on delivering positive operating leverage for the full year as we manage the pace and timing of our investments to align with our full year revenue and growth outlook. • Net Loss Rate: “We expect a net loss rate of approximately 7% for 2023, inclusive of impacts from the 2022 transition of our credit card processing services, as well as continued pressure on consumers’ ability to pay due to persistent inflation. We remain confident in our long-term guidance of a through-the-cycle average net loss rate below our historical average of 6%. • Effective Tax Rate: “We expect our full year normalized effective tax rate to be in the range of 25% to 26%, with quarter-over-quarter variability due to the timing of certain discrete items.” CFO COMMENTARY “Our first quarter financial results reflected continued strong momentum, including 40% year-over-year revenue growth driven by the $230 million gain on portfolio sale and 17% average loan growth. Credit sales grew 7% in the quarter benefiting from the addition of brand partners like AAA and the NFL, as well as growth across brand partners. “For the eighth consecutive quarter, PPNR (excluding gains on portfolio sales) grew year-over-year, reflecting our ability to deliver quality growth. As expected, first quarter expenses slightly decreased versus the fourth quarter of 2022. However, we continued to invest in technology modernization, digital advancement, marketing, and product innovation, consistent with our focus areas. “During the quarter, we made significant progress growing our retail direct-to-consumer deposits and strengthening our capital position. The stability of our deposits was evident during the market volatility in March and we believe remains a strategic advantage for our company. The sale of the BJ's portfolio in the first quarter meaningfully enhanced our capital levels resulting in a 21% year-over-year improvement in our tangible book value per common share, to over $38. “From a credit perspective, our first quarter results were in line with our expectations as persistent inflation continues to broadly impact consumers, and losses were impacted by timing-related effects of the customer accommodations made in third quarter 2022 following the transition of our credit card processing services. While the second quarter net loss rate will be elevated due to related customer accommodations from the fourth quarter 2022, we expect a lower net loss rate in the second half of the year as we move past the impacts of the customer accommodations. As we previously indicated, our credit loss absorption capacity increased during the quarter, with our reserve rate up 80 basis points from the fourth quarter of 2022 predominantly due to seasonality and the BJ's portfolio sale. We continued to maintain conservative economic scenario weightings in our credit reserve modeling. We believe that given our conservative model assumptions, our loan loss reserve provides protection should we enter a more challenging macroeconomic environment. “We remain confident in our ability to enhance our balance sheet and deliver on our 2023 financial outlook." - Perry Beberman, executive vice president and chief financial officer

Key Operating and Financial Metrics[1]


Credit Sales
+7%
$6.9B
$7.4B
1Q22
1Q23


Revenue
+40%
$921MM
$1,289MM
1Q22
1Q23


PPNR*
+50%
$495MM
$745MM
1Q22
1Q23

Credit Metrics


Delinquency Rate
160 bps
4.1%
5.7%
1Q22
1Q23


Net Loss Rate
220 bps
4.8%
7.0%
1Q22
1Q23

Diluted EPS


Total Company
$4.20
$9.08
1Q22
1Q23


Continuing Ops.
$4.21
$9.08
1Q22
1Q23

Continuing Operations[1]

($ in millions, except per share amounts)	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022	Change
Total net interest and non-interest income ("Revenue")	$ 1,289	$ 921	40%
Net principal losses	*$ 342*	*$ 199*	71%
Reserve (release) build	*$ (235)*	*$ (6)*	nm
Provision for credit losses	$ 107	$ 193	(45%)
Total non-interest expenses	$ 544	$ 426	28%
Income from continuing operations before income taxes	$ 638	$ 302	nm
Income from continuing operations	**$ 455**	**$ 211**	**nm**
Income from continuing operations per diluted share	$ 9.08	$ 4.21	nm
Weighted average shares outstanding – diluted	50.1	50.0	
Pretax pre-provision earnings (PPNR)*	$ 745	$ 495	50%
Less: Gain on portfolio sale	$ (230)	$ —	nm
PPNR less gain on portfolio sale*	$ 515	$ 495	4%

(1) Reflective of the spinoff of Loyalty Ventures Inc. for all periods presented.

* *PPNR and PPNR less gain on portfolio sale are non-GAAP financial measures. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Note: The quarter ended March 31, 2023 Delinquency and Net loss rates were impacted by the transition of our credit card processing services.

nm – Not meaningful, denoting a variance of 100 percent or more.

Bread Financial | April 27, 2023

3

Bread Financial | April 27, 2023 4 First Quarter 2023 Compared with First Quarter 2022 – Continuing Operations • Credit sales were $7.4 billion for the first quarter of 2023, an increase of $0.5 billion, or 7%, versus the first quarter of 2022 driven by brand partner additions including AAA and the NFL, as well as growth across brand partners. • Average and end-of-period credit card and other loans were $19.4 billion and $18.1 billion, respectively, up 17% and 7%, respectively, driven by continued credit sales growth, new partner launches, as well as further moderation in the consumer payment rate, partially offset by the sale of the BJ's portfolio in February 2023. • Revenue increased $368 million, or 40%, resulting from a $230 million gain on portfolio sale and higher average loan balances. Excluding the gain on portfolio sale, revenue increased 15%. Net interest margin decreased 40 basis points year-over-year, due to increased reversals of interest and fee revenues resulting from higher gross losses. • Total non-interest expenses increased $118 million, or 28%, as employee compensation and benefit costs increased $41 million, or 23%, card and processing expenses increased $38 million, or 46%, and information processing and communications expenses increased $19 million, or 34%. • Income from continuing operations increased $244 million aligned with the improvement in PPNR and a lower provision for credit losses reflecting lower loan balances at quarter-end, due to both the sale of the BJ's portfolio and seasonal transactor balance paydowns. • PPNR, a non-GAAP financial measure, increased $250 million, or 50%, inclusive of the gain on portfolio sale. Excluding the sale, PPNR increased $20 million, or 4%, reflecting sustainable, quality growth and continued success in executing on our strategic priorities. • The delinquency rate of 5.7% increased from 4.1% in the first quarter of 2022 and increased from 5.5% in the fourth quarter of 2022. The increases were primarily the result of expected consumer payment rate normalization. • The net loss rate of 7.0% increased from 4.8% in the first quarter of 2022 and 6.3% in the fourth quarter of 2022. The first quarter of 2023 rate was impacted by the transition of our credit card processing services, as well as continued consumer payment rate normalization. Contacts Investor Relations: Brian Vereb (Brian.Vereb@breadfinancial.com) Media Relations: Rachel Stultz (Rachel.Stultz@breadfinancial.com)

Bread Financial | April 27, 2023 5 Forward-Looking Statements This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, rising interest rates, unemployment levels and the increased probability of a recession, and the related impact on consumer payment rates, savings rates and other behavior; global political and public health events and conditions, including the ongoing war in Ukraine and the continuing effects of the global COVID-19 pandemic; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives; our level of indebtedness and ability to access financial or capital markets; pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise; and any tax liability, disputes or other adverse impacts arising out of or relating to the spinoff of our former LoyaltyOne segment or the recent bankruptcy filings of Loyalty Ventures Inc. and certain of its subsidiaries. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise. Non-GAAP Financial Measures We prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes non-GAAP financial measures. Our calculations of non-GAAP financial measures may differ from the calculations of similarly titled measures by other companies. In particular, Pretax pre-provision earnings (PPNR) is calculated by increasing/decreasing Income from continuing operations before income taxes by the net provision/release in Provision for credit losses. PPNR less gain on portfolio sales then decreases PPNR by the gain on any portfolio sales in the period. We use PPNR and PPNR less gain on portfolio sales as metrics to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses and the one-time nature of a gain on the sale of a portfolio. Tangible common equity over Tangible assets (TCE/TA) represents Total stockholders’ equity reduced by Goodwill and intangible assets, net, (TCE) divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. We use TCE/TA as a metric to evaluate the Company’s capital adequacy and estimate its ability to cover potential losses. Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share as a metric to estimate the Company’s potential value in relation to tangible assets per share. We believe the use of these non- GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Bread Financial | April 27, 2023 6 Conference Call / Webcast Information Bread Financial will host a conference call on Thursday, April 27, 2023 at 8:30 a.m. (Eastern Time) to discuss the Company’s first quarter results. The conference call will be available via the Internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software. The recorded webcast will also be available on the Company’s website. About Bread Financial™ Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive product suite, including private label and co-brand credit cards, installment lending, and buy now, pay later (BNPL). Bread Financial also offers direct-to-consumer solutions that give customers more access, choice and freedom through its branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products. Headquartered in Columbus, Ohio, Bread Financial is powered by its 7,500+ global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit BreadFinancial.com or follow us on Facebook, LinkedIn, Twitter and Instagram.

Bread Financial | April 27, 2023 7 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In millions, except per share amounts) * PPNR and PPNR less gain on portfolio sale are non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures". Three Months Ended March 31, 2023 2022 Interest income Interest and fees on loans $ 1,289 $ 1,066 Interest on cash and investment securities 46 2 Total interest income 1,335 1,068 Interest expense Interest on deposits 117 34 Interest on borrowings 101 45 Total interest expense 218 79 Net interest income 1,117 989 Non-interest income Interchange revenue, net of retailer share arrangements (87) (96) Gain on portfolio sale 230 — Other 29 28 Total non-interest income 172 (68) Total net interest and non-interest income 1,289 921 Provision for credit losses 107 193 Total net interest and non-interest income, after provision for credit losses 1,182 728 Non-interest expenses Employee compensation and benefits 220 179 Card and processing expenses 120 82 Information processing and communication 75 56 Marketing expenses 39 31 Depreciation and amortization 34 21 Other 56 57 Total non-interest expenses 544 426 Income from continuing operations before income taxes 638 302 Provision for income taxes 183 91 Income from continuing operations 455 211 Income (loss) from discontinued operations, net of taxes — (1) Net income $ 455 $ 210 Basic income per share Income from continuing operations $ 9.10 $ 4.23 Income (loss) from discontinued operations $ — $ (0.01) Net income per share $ 9.10 $ 4.22 Diluted income per share Income from continuing operations $ 9.08 $ 4.21 Income (loss) from discontinued operations $ — $ (0.01) Net income per share $ 9.08 $ 4.20 Weighted average common shares outstanding Basic 50.0 49.9 Diluted 50.1 50.0 Pretax pre-provision earnings (PPNR)* $ 745 $ 495 Less: Gain on portfolio sale (230) — PNR less gain on portfolio sale* $ 515 $ 495

Bread Financial | April 27, 2023 8 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In millions) March 31, 2023 December 31, 2022 ASSETS Cash and cash equivalents $ 3,611 $ 3,891 Credit card and other loans Total credit card and other loans 18,060 21,365 Allowance for credit losses (2,223) (2,464) Credit card and other loans, net 15,837 18,901 Investment securities 228 221 Property and equipment, net 180 195 Goodwill and intangible assets, net 790 799 Other assets 1,324 1,400 Total assets $ 21,970 $ 25,407 LIABILITIES AND STOCKHOLDERS' EQUITY Deposits Direct-to-consumer (retail) $ 5,630 $ 5,466 Wholesale and other 7,508 8,360 Total deposits 13,138 13,826 Debt issued by consolidated variable interest entities 3,015 6,115 Long-term and other debt 1,869 1,892 Other liabilities 1,232 1,309 Total liabilities 19,254 23,142 Total stockholders’ equity 2,716 2,265 Total liabilities and stockholders’ equity $ 21,970 $ 25,407 Shares of common stock outstanding 50.1 49.9

Bread Financial | April 27, 2023 9 Note: The unaudited Condensed Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations. BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) Three Months Ended March 31, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 455 $ 210 Adjustments to reconcile net income to net cash provided by operating activities Provision for credit losses 107 193 Depreciation and amortization 34 21 Deferred income taxes (19) (48) Non-cash stock compensation 9 7 Amortization of deferred financing costs 7 6 Amortization of deferred origination costs 22 21 Gain on portfolio sale (230) — Change in other operating assets and liabilities Change in other assets 81 (2) Change in other liabilities (77) 73 Other 9 16 Net cash provided by operating activities 398 497 CASH FLOWS FROM INVESTING ACTIVITIES Change in credit card and other loans 735 339 Proceeds from sale of credit card loan portfolio 2,502 — Purchase of credit card loan portfolio (81) — Net purchase of investment securities (4) (6) Other, including capital expenditures (11) (23) Net cash provided by investing activities 3,141 310 CASH FLOWS FROM FINANCING ACTIVITIES Unsecured borrowings under debt agreements 185 175 Repayments/maturities of unsecured borrowings under debt agreements (210) (200) Debt issued by consolidated variable interest entities 325 525 Repayments/maturities of debt issued by consolidated variable interest entities (3,425) (1,162) Net decrease in deposits (689) (405) Dividends paid (11) (10) Other (9) (19) Net cash used in financing activities (3,834) (1,096) Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash — — Change in cash, cash equivalents and restricted cash (295) (289) Cash, cash equivalents and restricted cash at beginning of period 3,927 3,923 Cash, cash equivalents and restricted cash at end of period $ 3,632 $ 3,634

Bread Financial | April 27, 2023 10 BREAD FINANCIAL HOLDINGS, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In millions, except percentages) As of or for the Three Months Ended March 31, 2023 2022 Change Pretax pre-provision earnings: Income from continuing operations before income taxes $ 638 $ 302 nm Provision for credit losses 107 193 (45%) Pretax pre-provision earnings (PPNR) $ 745 $ 495 50% Less: Gain on portfolio sale (230) — nm PPNR less gain on portfolio sale $ 515 $ 495 4% Tangible common equity (TCE) Total stockholders’ equity 2,716 2,268 20% Less: Goodwill and intangible assets, net (790) (682) 16% Tangible common equity (TCE) $ 1,926 $ 1,586 21% Tangible assets (TA) Total assets 21,970 20,938 5% Less: Goodwill and intangible assets, net (790) (682) 16% Tangible assets (TA) $ 21,180 $ 20,256 5%

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	As of or for the Three Months Ended March 31,		
	2023	2022	Change
Credit sales	$ 7,373	$ 6,887	7%
Average credit card and other loans	$ 19,405	$ 16,650	17%
End-of-period credit card and other loans	$ 18,060	$ 16,843	7%
End-of-period direct-to-consumer deposits	$ 5,630	$ 3,561	58%
Return on average assets[(1)]	7.7%	4.0%	3.7%
Return on average equity[(2)]	73.0%	38.5%	34.5%
Net interest margin[(3)]	19.0%	19.4%	(0.4%)
Loan yield[(4)]	26.6%	25.6%	1.0%
Efficiency ratio[(5)]	42.2%	46.2%	(4.0%)
Tangible common equity / tangible assets ratio (TCE/TA)[(6)]	9.1%	7.8%	1.3%
Tangible book value per common share[(7)]	$ 38.44	$ 31.87	20.6%
Cash dividend per common share	$ 0.21	$ 0.21	0.0%
Payment rate[(8)]	15.6%	17.7%	(2.1%)
Delinquency rate[(9)]	5.7%	4.1%	1.6%
Net loss rate[(9)]	7.0%	4.8%	2.2%
Reserve rate	12.3%	10.8%	1.5%

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.
(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.
(3) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.
(4) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.
(5) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.
(6) Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. Tangible assets (TA) represents Total assets reduced by Goodwill and intangible assets, net. TCE/TA is a non-GAAP financial measure.
(7) Tangible book value per common share represents TCE divided by shares outstanding and is a non-GAAP financial measure.
(8) Payment rate represents consumer payments during the last month of the period, divided by the beginning-of-month Credit card and other loans, including held for sale in applicable periods.
(9) The three months ended March 31, 2023 Delinquency and Net Loss rates were impacted by the transition of our credit card processing services.

Bread Financial | April 27, 2023

11